                 CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

   As independent public accountants, we hereby consent to the incorporation in the Prospectuses constituting part of the Registration Statements on Forms S-8 and S-3 (Nos. 333-43785, 333-42123, 33-54390, 33-38836 and 333-05911) of
UST Corp. of our report dated January 15, 1997 relating to the consolidated financial statements of Affiliated Community Bancorp, Inc., which appears in the Current Report on Form 8-K of UST Corp. dated February 6, 1998. It should be noted that we have not audited any financial statements of Affiliated subsequent to December 31, 1996 or performed any audit procedures subsequent to the date of our report.

                                                 ARTHUR ANDERSEN LLP

Boston, Massachusetts
February 5, 1998




                                        7